Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 25, 2012
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES THIRD QUARTER 2012 EARNINGS

PHILADELPHIA, PENNSYLVANIA, October 25, 2012 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the three and nine months ended September 30, 2012.

Beneficial recorded net income of $4.1 million, or $0.05 per diluted share, for the three months ended September 30, 2012 which was flat to net income of $4.1 million, or $0.05 per diluted share, recorded for the three months ended September 30, 2011. Net income for the nine months ended September 30, 2012 totaled $10.4 million, or $0.13 per diluted share, compared to $5.2 million, or $0.07 per diluted share, for the nine months ended September 30, 2011.  Net income for the nine months ended September 30, 2012 included $2.7 million of merger and restructuring charges related to the acquisition of SE Financial Corp., the parent holding company of St. Edmond’s Federal Savings Bank. Net income for the nine months ended September 30, 2011 included $5.1 million of restructuring charges related to the implementation of our expense management reduction program.

Credit costs have decreased during the three and nine months ended September 30, 2012 from the same periods in 2011 but continue to have a significant impact on our financial results. During the three and nine months ended September 30, 2012, the Bank recorded a provision for credit losses in the amount of $7.0 million and $22.0 million, respectively, compared to a provision of $9.0 million and $29.0 million for the three and nine months ended September 30, 2011, respectively.  We continue to make progress reducing our non-performing asset levels. At September 30, 2012 our nonperforming assets were $123.4 million, representing a decrease of $30.7 million, or 19.9%, and $40.1 million, or 24.5%, from $154.1 million and $163.5 million at December 31, 2011 and September 30, 2011, respectively. We also have increased our reserves and at September 30, 2012, the Company’s allowance for loan losses totaled $55.8 million, or 2.24% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011.  We expect that the provision for credit losses will remain elevated in 2012 and 2013 as we continue to focus on reducing our non-performing loan levels.

Our mortgage banking team that was established in 2011 positively impacted our non-interest income during the quarter.  Mortgage banking income totaled $803 thousand and $2.3 million for the three and nine months ended September 30, 2012, respectively, compared to $275 thousand and $371 thousand for the same periods in 2011.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are encouraged by the improvement in our asset quality metrics as we experienced a 24.5% decrease in our non-performing assets at September 30, 2012 compared to a year ago.  Earnings growth has been difficult given the slow growing economy and the lack of loan demand in our markets.  We expect that the continued low interest rate environment will put pressure on net interest margin in future periods.  We remain focused on increasing profitability, reducing our non-performing asset levels and growing our retail and commercial customer base.”

Highlights for the three months and nine months ended September 30, 2012:

•                                          Asset quality metrics continued to improve during the quarter with non-performing loans, excluding student loans, decreasing $30.5 million, or 28.2%, to $77.4 million from $107.9 million at December 31, 2011 and $41.5 million, or 34.9%, from $118.9 million at September 30, 2011. Our non-performing assets ratio, excluding student loans, improved to 2.09% at September 30, 2012 compared to 2.73% at December 31, 2011 and 2.98% at September 30, 2011.

•                                          Our mortgage banking team that was established in 2011 continued to positively impact our non-interest income as we recorded mortgage banking income of $803 thousand and $2.3 million, respectively, for the three and nine months ended September 30, 2012.

•                                          We continue to strengthen our balance sheet and, at September 30, 2012, our allowance for loan losses totaled $55.8 million, or 2.24% of total loans, compared to $55.6 million, or 2.14% of total loans, at June 30, 2012, and $54.2 million, or 2.10% of total loans, at December 31, 2011.  Excluding acquired SE Financial Corp. loans that were recorded at fair value of $174.8 million as of the acquisition date, our loan loss reserves coverage ratio was 2.39% at September 30, 2012.

•                                          Total deposits, which includes deposits acquired from SE Financial Corp., increased $251.2 million, or 7.0%, to $3.8 billion during the nine months ended September 30, 2012.

•                                          The Company repurchased 329,000 shares during the quarter which increased total treasury shares to 2,981,629 at September 30, 2012.

Balance Sheet

Total assets increased $222.6 million, or 4.8%, to $4.8 billion at September 30, 2012 from $4.6 billion at December 31, 2011.  The increase in total assets was primarily driven by the $301.0 million in assets acquired as part of the acquisition of SE Financial Corp., which closed on April 3, 2012. Cash and cash equivalents increased approximately $112.1 million to $460.1 million at September 30, 2012 from $348.0 million at December 31, 2011. The increase in cash and cash equivalents was primarily driven by higher than normal commercial loan prepayments, weak overall loan demand and our selling of agency eligible mortgage loans totaling approximately $31.7 million for the three months ended September 30, 2012.

Investments increased $172.1 million, or 12.5%, to $1.5 billion at September 30, 2012 from $1.4 billion at December 31, 2011.  We continue to focus on purchasing high quality investments that will provide a steady stream of cash flow in both current and rising interest rate environments.

Loans decreased $84.4 million, or 3.3%, to $2.5 billion at September 30, 2012 from $2.6 billion at December 31, 2011.  Despite the addition of $174.8 million of loans acquired from SE Financial Corp., our loan portfolio has decreased as a result of a number of large commercial loan repayments, continued weak loan demand, and our decision to sell all agency eligible mortgage loans to better position the Company’s balance sheet for interest rate risk. During the nine months ended September 30, 2012, we sold approximately $92.1 million of residential mortgage loans originated during 2012 and recorded mortgage banking income of $2.3 million related to these loan sales.

Deposits increased $251.2 million, or 7.0%, to $3.8 billion at September 30, 2012 from $3.6 billion at December 31, 2011.  The increase was primarily driven by the addition of $274.1 million of deposits acquired from SE Financial Corp. During the nine months ended September 30, 2012, municipal deposits decreased $90.1 million which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.  Excluding municipal deposits and the impact of the SE Financial Corp. acquisition, we experienced a $150.1 million, or 7.3%, increase in our core deposits, particularly savings products and business checking accounts, which increased $133.1 million and $59.9 million, respectively.

At September 30, 2012, stockholders’ equity increased to $636.3 million, or 13.2% of total assets, compared to $629.4 million, or 13.7% of total assets, at December 31, 2011.

Net Interest Income

For the three months ended September 30, 2012, Beneficial reported net interest income of $35.6 million, an increase of $738 thousand, or 2.1%, from the three months ended September 30, 2011. The increase in net interest income during the three months ended September 30, 2012 compared to the same period last year was primarily the result of a reduction in the cost of interest bearing liabilities exceeding the decrease in the yield on interest earning assets. Our net interest margin decreased, totaling 3.16% for the three months ended September 30, 2012 as compared to 3.21% for the three months ended September 30, 2011.  The net interest margin for the quarter included a number of large prepayment fees which benefited the net interest margin by 7 basis points.  We expect that the persistently low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits, which will put pressure on net interest margin in future periods.

For the nine months ended September 30, 2012, Beneficial reported net interest income of $106.2 million, a decrease of $1.1 million, or 1.0%, from the nine months ended September 30, 2011. The decrease in net interest income during the nine months ended September 30, 2012 compared to the same period last year was primarily the result of a decline in interest earning assets due to a decision made in 2011 to shrink the balance sheet.  As part of the decision to shrink the balance sheet, the Bank has run-off higher cost municipal deposits to strengthen capital, improve our net interest margin and lower loan balances. Despite the low interest rate environment, our net interest margin remained relatively stable, totaling 3.21% for the nine months ended September 30, 2012 as compared to 3.22% for the nine months ended September 30, 2011, largely due to our efforts to re-price deposits.

We have been able to lower the cost of our liabilities to 0.80% and 0.85% for the three and nine months ended September 30, 2012, respectively, compared to 0.98% and 1.02% for the three and nine months ended September 30, 2011, respectively, by re-pricing higher cost deposits.  The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposit portfolio as we have run-off higher cost, non-relationship-based municipal deposits.

Non-interest Income

For the three months ended September 30, 2012, non-interest income totaled $6.9 million, an increase of $570 thousand, or 9.0%, from the three months ended September 30, 2011.  The increase was primarily due to increases in mortgage banking income and security gains offset by lower income on certain low income housing partnerships.

For the nine months ended September 30, 2012, non-interest income totaled $20.8 million, an increase of $2.6 million, or 14.4%, from the nine months ended September 30, 2011.  The increase was primarily due to a $1.9 million increase in mortgage banking income recognized during 2012 in connection with the sale of mortgages and a $1.2 million increase in the gain on the sale of investment securities, partially offset by a $383 thousand decrease in income from insurance and advisory income.

Non-interest Expense

For the three months ended September 30, 2012, non-interest expense totaled $30.3 million, an increase of $2.1 million, or 7.3%, from the three months ended September 30, 2011.  The increase in non-interest expense was primarily due to increases in salaries and benefits as a result of the SE Financial Corp. acquisition and the expansion of our credit function as well as higher other real estate owned and loan expenses.

For the nine months ended September 30, 2012, non-interest expense totaled $92.7 million, an increase of $1.2 million, or 1.3%, from the nine months ended September 30, 2011. The increase in non-interest expense was primarily due to an increase in salaries and benefits and in other real estate owned expense and loan expenses offset by reductions in restructuring charges and FDIC insurance.

Asset Quality

Asset quality metrics showed continued signs of improvement during the nine months ended September 30, 2012. Non-performing loans, including loans 90 days past due and still accruing, decreased to $101.1 million at September 30, 2012, compared to $136.3 million at December 31, 2011 and $144.4 million at September 30, 2011. Non-performing loans at September 30, 2012 included $22.9 million of government guaranteed student loans, which represented 22.6% of total non-performing loans.  Net charge-offs for the three months ended September 30, 2012 were $6.8 million, compared to $7.0 million for the three months ended June 30, 2012 and $8.4 million for the three months ended December 31, 2011.  At September 30, 2012, the Company’s allowance for loan losses totaled $55.8 million, or 2.24% of total loans, compared to $54.2 million, or 2.10% of total loans, at December 31, 2011.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at September 30, 2012, we had the ability  to  borrow  up  to  $1.3 billion  from the  FHLB  of  Pittsburgh and  the  Federal  Reserve  Bank  of  Philadelphia. Our capital ratios as of September 30, 2012 compared to June 30, 2012 and December 31, 2011, as well as our excess capital over regulatory minimums as of September 30, 2012 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	9/30/2012	6/30/2012	12/31/2011	Capitalized Ratio	9/30/2012

Tangible Capital	10.73%	10.53%	11.30%
Tier 1 Capital (to average assets)	9.74%	9.67%	9.67%	5%	$221,060
Tier 1 Capital (to risk weighted assets)	19.22%	18.36%	18.09%	6%	$312,430
Total Capital (to risk weighted assets)	20.49%	19.62%	19.35%	10%	$247,860

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$40,234	$51,773	$41,130	$38,029
Interest-bearing deposits	419,905	382,240	306,826	360,051
Total cash and cash equivalents	460,139	434,013	347,956	398,080

Investment Securities:
Available-for-sale	1,031,188	1,053,597	875,011	814,857
Held-to-maturity	499,871	419,454	482,695	414,319
Federal Home Loan Bank stock, at cost	17,683	19,433	18,932	19,929
Total investment securities	1,548,742	1,492,484	1,376,638	1,249,105

Loans:	2,491,740	2,599,535	2,576,129	2,687,415
Allowance for loan losses	(55,840)	(55,621)	(54,213)	(54,120)
Net loans	2,435,900	2,543,914	2,521,916	2,633,295

Accrued Interest Receivable	16,537	16,267	16,401	16,685

Bank Premises and Equipment, net	62,194	62,446	59,913	60,199

Other Assets:
Goodwill	122,410	122,646	110,486	110,486
Bank owned life insurance	40,208	39,850	35,277	34,901
Other intangibles	11,168	12,085	13,334	14,244
Other assets	121,369	127,532	114,183	115,613
Total other assets	295,155	302,113	273,280	275,244
Total Assets	$4,818,667	$4,851,237	$4,596,104	$4,632,608

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$305,093	$322,411	$278,968	$276,035
Interest bearing deposits	3,540,955	3,523,320	3,315,834	3,325,662
Total deposits	3,846,048	3,845,731	3,594,802	3,601,697
Borrowed funds	250,348	285,344	250,335	250,330
Other liabilities	85,962	88,710	121,587	152,088
Total liabilities	4,182,358	4,219,785	3,966,724	4,004,115
Commitments and Contingencies Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—	—
Common Stock – $.01 par value	823	823	823	823
Additional paid-in capital	353,049	352,112	351,107	349,994
Unearned common stock held by employee stock ownership plan	(18,216)	(18,534)	(19,856)	(20,306)
Retained earnings (partially restricted)	325,632	321,537	315,268	309,391
Accumulated other comprehensive income (loss), net	569	(1,892)	(1,162)	4,516
Treasury stock, at cost	(25,548)	(22,594)	(16,800)	(15,925)
Total stockholders’ equity	636,309	631,452	629,380	628,493
Total Liabilities and Stockholders’ Equity	$4,818,667	$4,851,237	$4,596,104	$4,632,608

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
INTEREST INCOME:
Interest and fees on loans	$34,207	$34,304	$34,577	$100,820	$106,013
Interest on overnight investments	247	180	254	588	603
Interest on trading securities	—	—	—	—	26
Interest and dividends on investment securities:
Taxable	8,022	9,239	8,286	26,424	27,210
Tax-exempt	732	740	849	2,264	2,764
Total interest income	43,208	44,463	43,966	130,096	136,616

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,054	1,344	1,562	3,602	6,187
Money market and savings deposits	2,124	2,279	2,300	6,525	6,998
Time deposits	2,374	2,542	3,173	7,506	9,646
Total	5,552	6,165	7,035	17,633	22,831
Interest on borrowed funds	2,087	2,132	2,100	6,275	6,506
Total interest expense	7,639	8,297	9,135	23,908	29,337
Net interest income	35,569	36,166	34,831	106,188	107,279
Provision for loan losses	7,000	7,500	9,000	22,000	29,000
Net interest income after provision for loan losses	28,569	28,666	25,831	84,188	78,279

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,069	1,489	1,898	5,719	6,102
Service charges and other income	3,339	4,119	3,930	11,028	10,997
Mortgage banking income	803	590	275	2,267	371
Net gain on sale of investment securities	659	675	197	1,775	616
Trading securities profits	—	—	—	—	81
Total non-interest income	6,870	6,873	6,300	20,789	18,167

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,638	14,722	13,960	43,685	42,452
Occupancy expense	2,478	2,434	2,610	7,375	8,338
Depreciation, amortization and maintenance	2,346	2,273	2,165	6,778	6,556
Marketing expense	870	932	951	2,684	2,720
Intangible amortization expense	916	1,046	908	2,874	2,674
FDIC Insurance	1,058	1,075	1,055	3,167	4,314
Merger and Restructuring charges	—	2,737	—	2,821	5,058
Other	7,971	7,637	6,575	23,360	19,411
Total non-interest expense	30,277	32,856	28,224	92,744	91,523

Income before income taxes	5,162	2,683	3,907	12,233	4,923
Income tax expense (benefit)	1,067	359	(172)	1,869	(236)

NET INCOME	$4,095	$2,324	$4,079	$10,364	$5,159

EARNINGS PER SHARE – Basic	$0.05	$0.03	$0.05	$0.14	$0.07
EARNINGS PER SHARE – Diluted	$0.05	$0.03	$0.05	$0.13	$0.07

Average common shares outstanding – Basic	76,392,719	76,838,141	77,132,264	76,757,667	77,077,506
Average common shares outstanding – Diluted	76,541,190	77,007,093	77,244,916	76,922,357	77,250,785

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data of the Company (Unaudited)

(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2012		September 30, 2011		September 30, 2012		September 30, 2011
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,944,653	1.85%	$1,627,254	2.31%	$1,814,297	2.15%	$1,700,471	2.40%
Trading Securities	—	0.00%	—	0.00%	—	0.00%	2,976	1.19%
Overnight investments	388,587	0.25%	397,463	0.25%	311,467	0.25%	318,099	0.25%
Stock	18,217	0.11%	20,248	0.00%	18,817	0.11%	21,435	0.03%
Other Investment securities	1,537,849	2.28%	1,209,543	3.02%	1,484,013	2.58%	1,357,961	2.94%

Loans:	2,545,970	5.36%	2,708,194	5.09%	2,595,984	5.18%	2,749,367	5.15%
Residential	669,463	5.21%	678,447	4.92%	661,160	4.97%	691,976	4.93%
Commercial Real Estate	679,935	5.47%	765,834	4.97%	711,146	5.28%	774,691	5.09%
Business and Small Business	472,741	6.47%	505,706	5.65%	488,855	5.97%	514,807	5.66%
Personal Loans	723,831	4.66%	758,207	4.98%	734,823	4.75%	767,893	5.06%

Total Interest Earning Assets	$4,490,623	3.84%	$4,335,448	4.05%	$4,410,281	3.93%	$4,449,838	4.10%

Deposits:	$3,547,447	0.62%	$3,438,916	0.81%	$3,476,675	0.68%	$3,570,013	0.86%
Savings	995,520	0.55%	764,729	0.65%	920,172	0.58%	733,744	0.67%
Money Market	531,034	0.56%	594,802	0.69%	538,420	0.63%	610,703	0.72%
Demand	605,490	0.30%	440,133	0.21%	565,592	0.28%	422,689	0.23%
Demand - Municipals	596,979	0.40%	764,812	0.69%	626,314	0.51%	912,305	0.80%
Total Core Deposits	2,729,023	0.46%	2,564,476	0.60%	2,650,498	0.51%	2,679,441	0.66%

Time Deposits	818,424	1.15%	874,440	1.44%	826,177	1.21%	890,572	1.46%

Borrowings	273,661	3.03%	250,328	3.33%	264,465	3.17%	257,368	3.38%

Total Interest Bearing Liabilities	$3,821,108	0.80%	$3,689,244	0.98%	$3,741,140	0.85%	$3,827,381	1.02%

Non-interest bearing deposits	308,144		275,650		297,768		280,332

Net interest margin		3.16%		3.21%		3.21%		3.22%

ASSET QUALITY INDICATORS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2012	2012	2011	2011

Non-performing assets:
Non-accruing loans*	$77,428	$88,406	$107,907	$118,901
Accruing loans past due 90 days or more**	23,710	22,269	28,423	25,515
Total non-performing loans***	101,138	110,675	136,330	144,416

Real estate owned	22,290	22,806	17,775	19,058

Total non-performing assets	$123,428	$133,481	$154,105	$163,474

Non-performing loans to total loans	4.06%	4.26%	5.29%	5.37%
Non-performing assets to total assets	2.56%	2.75%	3.35%	3.53%
Non-performing assets less accruing student loans past due 90 days or more to total assets	2.09%	2.31%	2.73%	2.98%
ALLL to total loans	2.24%	2.14%	2.10%	2.01%
ALLL to non-performing loans	55.21%	50.26%	39.77%	37.48%
ALLL to non-performing loans (excluding student loans)	71.35%	62.48%	50.24%	45.52%

* Non-accruing loans at September 30, 2012 and June 30, 2012 do not include $3.1 million and $3.5 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

** Includes $22.9 million, $21.6 million, $28.4 million and $25.5 million in government guaranteed student loans as of September 30, 2012, June 30, 2012, December 31, 2011 and September 30, 2011, respectively.

*** Includes $11.5 million, $14.5 million, $22.2 million and $26.5 million of troubled debt restructured loans (TDRs) as of September 30, 2012, June 30, 2012, December 31, 2011 and September 30, 2011, respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at September 30, 2012 are as follows:

IMPAIRED LOANS:

At September 30, 2012 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$25,804	$38,260	$(12,456)	32.56%
Commercial Business	17,229	22,837	(5,608)	24.56%
Commercial Construction	19,061	33,400	(14,339)	42.93%
Residential Real Estate	12,540	13,261	(721)	5.44%
Residential Construction	797	797	—	0.00%
Consumer Personal	1,997	2,166	(169)	7.80%
Total Impaired Loans	$77,428	$110,721	$(33,293)	30.07%

The impaired loans table above does not include $3.1 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key Performance ratios (annualized) are as follows for the three and nine month periods indicated:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2012	2011
PERFORMANCE RATIOS: (annualized)
Return on average assets	0.33%	0.20%	0.49%	0.29%	0.14%
Return on average equity	2.54%	1.51%	3.68%	2.20%	1.13%
Net interest margin	3.16%	3.21%	3.23%	3.21%	3.22%
Efficiency ratio	71.34%	76.34%	69.80%	73.04%	72.91%
Tangible Common Equity	10.73%	10.53%	11.30%	10.73%	11.18%